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Exhibit 99.4

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

The Special Committee
    of the Board of Trustees
Government Properties Income Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458

The Special Committee:

        We hereby consent to the inclusion of our opinion letter, dated September 14, 2018, to the Special Committee of the Board of Trustees of Government Properties Income Trust ("GOV"), as Annex B to, and reference to such opinion letter under the headings "SUMMARY—Opinion of Financial Advisor to the GOV Special Committee" and "THE MERGER—Opinion of Financial Advisor to the GOV Special Committee" in, the joint proxy statement/prospectus relating to the proposed transaction involving GOV and Select Income REIT, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of GOV (the "Registration Statement"). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.
September 28, 2018

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  Exhibit 99.4
[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]